Exhibit 4.6

THE REGISTERED HOLDER OF THIS PURCHASE OPTION, BY ITS ACCEPTANCE HEREOF, AGREES THAT IT WILL NOT SELL, TRANSFER OR ASSIGN THIS PURCHASE OPTION, EXCEPT AS HEREIN PROVIDED, AND THE REGISTERED HOLDER OF THIS PURCHASE OPTION AGREES THAT IT WILL NOT SELL, TRANSFER, ASSIGN, PLEDGE OR HYPOTHECATE THIS PURCHASE OPTION FOR A PERIOD OF TWO HUNDRED SEVENTY (270) DAYS FOLLOWING THE EFFECTIVE DATE (DEFINED BELOW) TO ANYONE OTHER THAN (I) THE REPRESENTATIVE (AS DEFINED HEREIN) OR ITS AFFILIATES OR AN UNDERWRITER OR A SELECTED DEALER IN CONNECTION WITH THE OFFERING (DEFINED HEREIN), OR (II) A BONA FIDE OFFICER, PARTNER OR EMPLOYEE OF A REPRESENTATIVE OR OF ANY SUCH REPRESENTATIVE, UNDERWRITER OR SELECTED DEALER.

UNIT PURCHASE OPTION

FOR THE PURCHASE OF

[    ] UNITS AND UNDERLYING SECURITIES

OF

CONTRAFECT CORPORATION

1. Purchase Option.

1.1 THIS PURCHASE OPTION CERTIFIES THAT, in consideration of $100 and other good and valuable consideration, Maxim Partners, LLC, as registered owner of this Unit Purchase Option (the “Holder” and, together with all other holders of any portion of this Unit Purchase Option as the context herein requires, the “Holders”), Holder is entitled, at any time or from time to time during the period commencing (the “Commencement Date”) on the Two Hundred Seventh (270th) day following the closing (the “Effective Date”) of the Company’s initial public offering (the “Offering”) and expiring at or before 5:00 p.m., New York City local time, July [—]1, 2019 (the “Expiration Date”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to [            ]2 ([        ]) units (the “Units”) of ContraFect Corporation, a Delaware corporation (the “Company”). If the Expiration Date is a day on which banking institutions are authorized by law to close, then this Purchase Option shall expire on the next succeeding day that is not such a day in accordance with the terms herein. During the period ending on the Expiration Date, the Company agrees not to take any action that would terminate the Purchase Option.

1.2 Each Unit consists of and shall, upon exercise hereof, shall be immediately divisible upon exercise into (i) one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) one Class A warrant (“Class A Warrant”) to purchase one share of Common Stock and (iii) one Class B warrant to purchase one half of one share of Common Stock (“Class B Warrant” and together with the Class A Warrants, the “Warrants”); provided however, that due to the expiration of the Warrants in accordance with their terms, each such Unit will consist solely of (a) one share of Common Stock and (b) one Class A Warrant beginning on the date following the fifteen month anniversary of the Effective Date; and provided further, that each such Unit will consist solely of one share of Common Stock beginning on the date following the thirty month anniversary of the Effective Date. No actual Units shall be issued upon exercise of this Purchase Option, and upon exercise hereof and payment of the applicable Exercise Price as provided for herein, the Holder shall be entitled to receive shares of Common Stock, Class A Warrants and Class B Warrants, as the case may be. All references in this Purchase Option to a purchase of “Units” shall refer to the purchase of the Common Stock, Class A Warrants and Class B Warrants, as the case may be, that each Unit is divisible into.

[1]	5 year anniversary of the closing date
[2]	7% of the units sold.

1

1.3 Each Class A Warrant and Class B Warrant is on the same terms and conditions as the Class A Warrants and Class B Warrants, respectively, underlying the Units being registered for sale to the public by way of the Registration Statement on Form S-1 (File No. 333-195378, the “Registration Statement”).

1.4 This Purchase Option is initially exercisable at $7.50 per Unit (the “Initial Exercise Price”); provided however, that the exercise price shall be reduced to $6.66 on the date that is the fifteen month anniversary of the Effective Date (such reduction in exercise price equaling the value of the Class B Warrant, the “Fifteen Month Exercise Price”); and provided further, that the exercise price shall be reduced to $5.00 on the date that is the thirty month anniversary of the Effective Date (such reduction in exercise price equaling the value of the Class A Warrant, the “Thirty Month Exercise Price” and together with the Initial Exercise Price and the Fifteen Month Exercise Price, the “Exercise Price”). The number of shares of Common Stock and Warrants purchasable hereunder and the Exercise Price are subject to adjustment as provided in this Purchase Option.

2. Exercise.

2.1 Exercise. This Purchase Option may be exercised by the Holder in whole or in part at any time or in part from time to time on or after the Commencement Date and before the Expiration Date by: (x) surrendering this Purchase Option to the Company, (y) delivering a subscription form attached hereto as Annex I (duly executed by the Holder) and (z) making payment of the Exercise Price in cash, certified or official bank check payable to the order of the Company or wire transfer of immediately available funds (to an account designated by the Company), in any case in an amount obtained by multiplying (a) the number of Units designated by the Holder in the subscription form by (b) the Exercise Price then in effect. In the event of a partial exercise or assignment hereof, the Company shall issue and deliver to or upon the order of the Holder a new Purchase Option of like tenor, in the name of the Holder or as the Holder (upon payment by the Holder of applicable transfer taxes) may request, evidencing the right to purchase the aggregate number of Units for which such Purchase Option may still be exercised. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m. New York City local time on the Expiration Date, this Purchase Option automatically shall become and be void, without further force or effect, and all rights represented hereby shall cease and expire.

2.2 Legend. Each certificate underlying Common Stock and Warrants and the Common Stock issuable upon exercise of the underlying Warrants (the “Warrant Shares”) shall bear a legend as follows, unless such Units, Common Stock, Warrants and/or Warrant Shares (collectively, the “Securities”) have been registered under the Securities Act of 1933, as amended (the “Act”):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THIS CORPORATION, IS AVAILABLE.”

2.3 Cashless Exercise. In lieu of the payment of the Exercise Price multiplied by the number of Units for which this Purchase Option is exercisable in the manner required by Section 2.1, the Holder shall have the right (but not the obligation) to convert any exercisable but unexercised portion of this Purchase Option into Units (the “Conversion Right”) as follows: upon exercise of the Conversion Right, the Company shall deliver to the Holder (without payment by the Holder of any of the Exercise Price in cash) that number of shares of Common Stock and Warrants (if such Warrants form a part of the Unit at the time of such Conversion Right as described in Section 1 hereof) comprising that number of Units equal to the quotient obtained by dividing (x) the Value (as defined below) of the portion of the Purchase Option being converted by (y) the Current Market Value (as defined below) of the portion of the Purchase Option being converted. The “Value” of the portion of the Purchase Option being converted shall equal the remainder derived from subtracting (a) (i) the Exercise Price at the time the Conversion Right is exercised multiplied by (ii) the number of Units underlying the portion of this Purchase Option being converted from (b) the Current Market Value (as defined below) of a Unit multiplied by the number of Units underlying the portion of the Purchase Option being converted.

As used herein, the term “Current Market Value” per Unit at any date shall mean the sum of (i) the Current Market Price of the Common Stock underlying one Unit, which shall not include the shares of Common Stock underlying the Class A Warrants and Class B Warrants included in such Unit, as applicable, and (ii) the product of (x) the Current Market Price of the Class A Warrants and (y) the number of shares of Common Stock underlying the Class A Warrants included in one Unit and (iii) the product of (x) the Current Market Price of the Class B Warrants and (y) the number of shares of Common Stock underlying the Class B Warrants included in one Unit.

As used herein, the term “Current Market Price” shall mean (i) if the Common Stock (or Warrants, as the case may be) are listed on a national securities exchange or quoted on the OTC Bulletin Board or OTCQB Marketplace (or successor exchange), the average of the sale price of the Common Stock (or Warrants) in the principal trading market for the Common Stock as reported by the exchange or the OTC Bulletin Board or OTCQB Marketplace, as the case may be, for the ten trading days ending on the third business day prior to exercise; (ii) if the Common Stock (or Warrants, as the case may be) are not listed on a national securities exchange or quoted on the OTC Bulletin Board or OTCQB Marketplace (or successor exchange), but are traded in the residual over-the-counter market, the closing bid price for the Common Stock (or Units or Warrants) on the last trading day preceding the date in question for which such quotations are reported by the OTC Pink Marketplace or similar publisher of such quotations; and (iii) if the fair market value of the Common Stock (or Warrants) cannot be determined pursuant to clause (i) or (ii) above, such price as the Board of Directors of the Company shall determine, in good faith.

2.4 Mechanics of Cashless Exercise. The cashless exercise right set forth herein may be exercised by the Holder on any business day on or after the Commencement Date and not later than the Expiration Date by delivering the Purchase Option with the duly executed exercise form attached hereto with the cashless exercise section completed to the Company, exercising the cashless exercise right and specifying the total number of Units the Holder will purchase pursuant to such right.

2.5 No Cash Settlement. Notwithstanding anything to the contrary contained in this Purchase Option, under no circumstances will the Company be required to net cash settle the exercise of the Purchase Option or the Warrants underlying the Purchase Option.

3. Transfer.

3.1 General Restrictions. Holder agrees that, during the Lock-Up Period (as defined below), the Holder will not (a) sell, transfer, assign, pledge, hypothecate or otherwise transfer this Purchase Option (including the Securities hereunder) other than to a bona fide officer or partner of the

Holder or any selected dealer in connection with the Offering, in each case in accordance with FINRA Conduct Rule 5110(g)(1), or (b) cause this Purchase Option or the Securities hereunder to be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of this Purchase Option or the Securities hereunder, except as provided for in FINRA Rule 5110(g)(2). As used herein, the term “Lock-Up Period” means the period beginning on the date hereof and ending on the Commencement.

3.2 Restrictions Imposed by the Act. The Securities evidenced by this Purchase Option shall not be transferred unless and until (i) the Company has received the opinion of counsel for the Holder that the Securities may be transferred pursuant to an exemption from registration under the Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Company (the Company hereby agreeing that the opinion of Shearman & Sterling LLP shall be deemed satisfactory evidence of the availability of an exemption), or (ii) a registration statement or a post-effective amendment to the Registration Statement relating to such Securities has been filed by the Company and declared effective by the Securities and Exchange Commission (the “SEC”) and compliance with applicable state securities law has been established.

4. New Purchase Options to be Issued.

4.1 Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Purchase Option may be exercised or assigned in whole or in part. In order to make any permitted assignment or transfer, the Holder must deliver to the Company the assignment form attached hereto as Annex II duly executed and completed, together with the Purchase Option and payment of all transfer taxes, if any, payable in connection therewith. The Company shall within five (5) business days transfer this Purchase Option on the books of the Company and shall execute and deliver a new Purchase Option or Purchase Options of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Units purchasable hereunder or such portion of such number as shall be contemplated by any such assignment or transfer.

4.2 Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Purchase Option and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new Purchase Option of like tenor and date. Any such new Purchase Option executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

5. Registration Rights.

5.1 Demand Registration.

5.1.1 Grant of Right. If at any time during a period of three (3) years commencing on the Effective Date when there is not an effective registration statement covering all of the Registrable Securities (defined below), the Company, upon written demand (a “Demand Notice”) of the Holder(s) of at least 51% (the “Majority Holders”) of the Purchase Options and/or the underlying Units and/or the underlying Common Stock and Warrants, agrees to register all or any portion of the Purchase Option and the underlying Common Stock and Warrants (and the shares of Common Stock underlying the Warrants) (collectively, the “Registrable Securities”) as requested by the Majority Holders. The Company will use commercially reasonable efforts to file a registration statement or a post-effective amendment to an already effective registration statement covering the Registrable Securities within thirty (30) days after receipt of a Demand Notice and use its commercially reasonable efforts to have such registration statement or post-effective amendment declared effective as soon as possible thereafter, subject to compliance with review by the SEC. The demand for registration may be made only one time at any time beginning on the Commencement Date. The Company covenants and agrees to give written notice of its receipt of any Demand Notice by any Holder(s) to all other registered Holders of the Purchase Options and/or the Registrable Securities within ten (10) days from the date of the receipt of any such Demand Notice.

5.1.2 Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities, including the expenses of one legal counsel selected by the Majority Holders to represent them in connection with the registration of the Registrable Securities (such fees and expenses of legal counsel not to exceed $10,000), but the Holders shall pay any and all underwriting commissions. The Company agrees to use its commercially reasonable efforts to qualify or register the Registrable Securities in such States as are reasonably requested by the Majority Holder(s); provided, however, that in no event shall the Company be required to register the Registrable Securities in a State in which such registration would cause (i) the Company to be obligated to qualify to do business in such State, or would subject the Company to taxation as a foreign corporation doing business in such jurisdiction or (ii) the principal shareholders of the Company to be obligated to escrow their shares of capital stock of the Company. The Company shall use commercially reasonable efforts to cause any registration statement or post-effective amendment filed pursuant to the demand rights granted under Section 5.1.1 to remain effective for a period of the later of (a) the exercise period of the Warrants or (b) one (1) year from the effective date of such registration statement or post-effective amendment; provided, however, the Company shall not be required to cause such registration statement or post-effective amendment filed pursuant to such demand rights granted under Section 5.1.1 to remain effective for the periods described in this Section 5.1.2 if such (i) Registrable Securities have all been sold, transferred, disposed of or exchanged in accordance with such registration statement or post-effective amendment and such Registrable Securities are no longer subject to transfer restrictions; (ii) such Registrable Securities shall have been otherwise transferred, new certificates for them (if issued in certificated form) not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Act; or (iii) such Registrable Securities shall have ceased to be outstanding.

5.2 “Piggy-Back” Registration.

5.2.1 Grant of Right. If at any time during a period of three (3) years commencing on the Effective Date when there is not an effective registration statement covering all of the Registrable Securities, the Company shall determine to prepare and file with the SEC a registration statement relating to an offering under the Act of any of its securities, other than pursuant to SEC Form S-4 or S-8 or any equivalent form, the Company, upon the request of any Holder, as described below, shall cause the registration under the Act of the Registrable Securities as part of any such registration statement filed by the Company; provided, however, that if, in the written opinion of the Company’s managing underwriter or underwriters, if any, for such offering, (x) the inclusion of the Registrable Securities, when added to the securities being registered by the Company or the selling shareholder(s), will exceed the maximum amount of the Company’s securities (the “Maximum Number of Shares”) which can be marketed (i) at a price reasonably related to their then current market value, and (ii) without materially and adversely affecting the entire offering, then the Company shall include in any such registration:

(i) If the registration is undertaken for the Company’s account: (A) first, the Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Common Stock, if any, including the Registrable Securities, as to which registration has been requested pursuant to written contractual piggy-back registration rights of security holders that are in effect on the date hereof (pro rata in accordance with the number of shares of Common Stock which each such person has actually requested to be included in such registration, regardless of the number of shares of Common Stock with respect to which such persons have the right to request such inclusion) that can be sold without exceeding the Maximum Number of Shares; and

(ii) If the registration is a “demand” registration undertaken at the demand of persons other than the holders of Registrable Securities pursuant to written contractual arrangements with such persons, (A) first, the Common Stock for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the Registrable Securities as to which registration has been requested under this Section 5.2 (pro rata in accordance with the number of shares of Registrable Securities held by each such holder); and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights which other shareholders desire to sell that can be sold without exceeding the Maximum Number of Shares;

or (y) the inclusion of Registrable Securities other than shares of Common Stock would adversely affecting the entire offering, then the Company shall be permitted to decline such any such request by a Holder.

5.2.2 Terms. The Company shall bear all reasonable fees and expenses attendant to registering the Registrable Securities, including the reasonable expenses of one legal counsel selected by the Majority Holders to represent them in connection with the registration of the Registrable Securities (such fees and expenses of legal counsel not to exceed $10,000) but the Holders shall pay any and all underwriting commissions related to the Registrable Securities. In the event of such a proposed registration, the Company shall furnish the then Holders of outstanding Registrable Securities with not less than fifteen (15) days’ written notice prior to the proposed date of filing of such registration statement. Such notice to the Holders shall continue to be given for each applicable registration statement filed (during the period in which the Purchase Option is exercisable) by the Company until such time as all of the Registrable Securities have been registered and sold. The holders of the Registrable Securities shall exercise the “piggy-back” rights provided for herein by giving written notice, within ten days of the receipt of the Company’s notice of its intention to file a registration statement. The Company shall cause any registration statement filed pursuant to the above “piggyback” rights to remain effective for at least nine months from the date that the Holders of the Registrable Securities are first given the opportunity to sell all of such securities; provided, however, the Company shall not be required to cause such registration statement to remain effective for the period described above if such (i) Registrable Securities have all been sold, transferred, disposed of or exchanged in accordance with such registration statement and such Registrable Securities are no longer subject to transfer restrictions; (ii) such Registrable Securities shall have been otherwise transferred, new certificates for them (if issued in certificated form) not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Act; or (iii) such Registrable Securities shall have ceased to be outstanding.

5.2.3 The Company agrees, at its sole expense, to use its commercially reasonable efforts to qualify or register the Registrable Securities in such States as are reasonably requested by the Majority Holder(s); provided, however, that in no event shall the Company be required to register the Registrable Securities in a State in which such registration would cause (i) the Company to be obligated to qualify to do business in such State, or would subject the Company to taxation as a foreign corporation doing business in such jurisdiction or (ii) the principal shareholders of the Company to be obligated to escrow their shares of capital stock of the Company.

5.3 General Terms.

5.3.1 Indemnification. The Company shall, notwithstanding any termination of this Purchase Option, indemnify and hold harmless each Holder, the officers, directors, agents, brokers, investment advisors and employees of each of them and each person, if any, who controls such Holders within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the officers, directors, agents and employees of such controlling person, to the fullest extent permitted by applicable law, from and against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against litigation, commenced or threatened, or any claim whatsoever whether arising out of any action between the underwriter and the Company or between the underwriter and any third party or otherwise) to which any of them may become subject under the Act, the Exchange Act or otherwise, arising out of or relating to any registration statement filed pursuant to this Section 5 and any prospectus contained in such registration statement or in any amendment or supplement thereto, except only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the underwriters contained in Section 7 of the Underwriting Agreement (the “Underwriting Agreement”) between the Company and Maxim Group, LLC, (the “Representative”) and the other underwriters named therein, dated the Effective Date. Each Holder of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, in writing, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in Section 7 of the Underwriting Agreement pursuant to which the underwriters have agreed to indemnify the Company.

5.3.2 Exercise of Purchase Options. Nothing contained in this Purchase Option shall be construed as requiring any Holder to exercise their Purchase Options or Warrants underlying such Purchase Options prior to or after the filing of any registration statement or the effectiveness thereof.

5.3.3 Documents Delivered to Holders. The Company shall furnish to the Representative, as representative of the Holders participating in any of the foregoing offerings, a signed counterpart, addressed to the participating Holders, of (i) an opinion of counsel to the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, an opinion dated the date of the closing under any underwriting agreement related thereto), and (ii) a “cold comfort” letter dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, a letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Company’s financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants’ letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities. The Company shall also deliver promptly to the Representative, as representative of the Holders participating in the offering, the correspondence and memoranda described below and copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and permit the Representative, as representative of the Holders, to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as the Representative, as representative of the Holders, shall reasonably request. The Company shall not be required to disclose any confidential information or other records to the Representative, as representative of the Holders, or to any other person, until and unless such persons shall have entered into reasonable confidentiality agreements (in form and substance reasonably satisfactory to the Company), with the Company with respect thereto.

5.3.4 Documents to be Delivered by Holders(s). Each Holder participating in any of the foregoing offerings shall furnish to the Company a completed and executed questionnaire provided by the Company requesting information customarily sought of selling securityholders.

5.3.5 Underwriting Agreement. The Company shall enter into an underwriting agreement with the managing underwriter(s), if any, selected by any Holders, whose Registrable Securities are being registered pursuant to this Section 5, which managing underwriter shall be reasonably acceptable to the Company. Such agreement shall be reasonably satisfactory in form and substance to the Company and its legal counsel, each Holder and such managing underwriters, and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type used by the managing underwriter. The Holders shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities and may, at their option, require that any or all the representations, warranties and covenants of the Company to or for the benefit of such underwriters shall also be made to and for the benefit of such Holders. Such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to such Holders and their intended methods of distribution. Such Holders, however, shall agree to such covenants and indemnification and contribution obligations for selling shareholders as are customarily contained in agreements of that type used by the managing underwriter. Further, such Holders shall execute appropriate custody agreements and otherwise cooperate fully in the preparation of the registration statement and other documents relating to any offering in which they include securities pursuant to this Section 5. Each Holder shall also furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Registrable Securities.

5.3.6 Rule 144 Sale. Notwithstanding anything contained in this Section 5 to the contrary, the Company shall have no obligation pursuant to Sections 5.1 or 5.2 for the registration of Registrable Securities held by any Holders (i) where such Holders would then be entitled to sell under Rule 144.

5.3.7 Supplemental Prospectus. Each Holder agrees, that upon receipt of any notice from the Company of the happening of (i) any event as a result of which the prospectus included in the registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, (ii) any request by the Securities and Exchange

Commission (the “SEC”) or any state securities authority for amendments and supplements to a registration statement and prospectus or for additional information after the registration statement has become effective, (iii) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (iv) the happening of any event during the period a registration statement is effective which requires the suspension of the use of such registration statement or prospectus and (v) of any determination by the Company that a supplement to the prospectus or a post-effective amendment to the registration statement would be appropriate; such Holders will immediately discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holders’ receipt of the copies of a supplemental or amended prospectus, and, if so desired by the Company, such Holders shall deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of such destruction) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

6. Adjustments.

6.1 Adjustments to Exercise Price and Number of Securities. The Exercise Price and the number of Units underlying the Purchase Option shall be subject to adjustment from time to time as hereinafter set forth:

6.1.1 Stock Dividends; Split-Ups. If after the date hereof, the number of outstanding shares of Common Stock is increased by a stock dividend payable in Common Stock or by a split-up of shares of Common Stock or other similar event, then, on the effective date thereof, the number of shares of Common Stock underlying each of the Units purchasable hereunder shall be increased in proportion to such increase in outstanding shares of Common Stock. In such case, the number of shares of Common Stock, and the exercise price applicable thereto, underlying the Warrants underlying each of the Units purchasable hereunder shall be adjusted in accordance with the terms of the Warrants. For example, if the Company declares a two-for-one stock dividend and at the time of such dividend this Purchase Option is for the purchase of one Unit at $6.00 whole Unit (each Class A Warrant underlying the Units is exercisable for $[ ] per share and each Class B Unit underlying the Units is exercisable for $[ ] per share), upon effectiveness of the dividend, this Purchase Option will be adjusted to allow for the purchase of one Unit at $6.00 per Unit, each Unit entitling the holder to receive two shares of Common Stock, two Class A Warrants (each Class A Warrant exercisable for $[.5X] per share) and two Class B Warrants (each Class B Warrant exercisable for $[.5X] per share).

6.1.2 Aggregation of Shares. If after the date hereof, the number of shares of Common Stock outstanding is decreased by a consolidation, combination or reclassification of Common Stock or other similar event, then, on the effective date thereof, the number of shares of Common Stock underlying each of the Units purchasable hereunder shall be decreased in proportion to such decrease in outstanding shares of Common Stock. In such case, the number of shares of Common Stock, and the exercise price applicable thereto, underlying the Warrants underlying each of the Units purchasable hereunder shall be adjusted in accordance with the terms of the Warrants.

6.1.3 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Common Stock other than a change covered by Section 6.1.1 or 6.1.2 hereof or that solely affects the par value of such Common Stock, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Common Stock), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holders of this Purchase Option shall have the right thereafter (until the expiration of the right of exercise of this Purchase Option) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, by a Holders of the number of shares of Common Stock of the Company obtainable upon exercise of this Purchase Option and the underlying Warrants immediately prior to such event; and if any reclassification also results in a change in Common Stock covered by Section 6.1.1 or 6.1.2, then such adjustment shall be made pursuant to Sections 6.1.1, 6.1.2 and this Section 6.1.3. The provisions of this Section 6.1.3 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

6.1.4 Changes in Form of Purchase Option. This form of Purchase Option need not be changed because of any change pursuant to this Section, and the Purchase Options issued after such change may state the same Exercise Price and the same number of Units as are stated in the Purchase Options initially issued pursuant to this Agreement. The acceptance by any Holders of the issuance of new Purchase Options reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Commencement Date or the computation thereof.

6.2 Substitute Purchase Option. In case of any consolidation of the Company with, or merger of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Common Stock), the corporation formed by such consolidation or merger shall execute and deliver to the Holders a supplemental Purchase Option providing that the holder of each Purchase Option then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Purchase Option) to receive, upon exercise of such Purchase Option, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or merger, by a holder of the number of shares of Common Stock of the Company for which such Purchase Option might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental Purchase Option shall provide for adjustments which shall be identical to the adjustments provided in Section 6. The above provision of this Section shall similarly apply to successive consolidations or mergers.

6.3 Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of Units, Common Stock or Warrants upon the exercise of the Purchase Option, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction down to the nearest whole number of Units, Common Stock, Warrants or other securities, properties or rights.

7. Reservation and Listing. The Company shall at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon exercise of the Purchase Options or the Warrants underlying the Purchase Option, such number of shares of Common Stock or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Purchase Options and payment of the Exercise Price therefor, all Common Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder. The Company further covenants and agrees that upon exercise of the Warrants underlying the Purchase Options and payment of the respective Warrant exercise price therefor, all shares of Common Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder. As long as the Purchase Options shall be outstanding, the Company shall use its commercially reasonable efforts to cause all (i) Units and shares of Common Stock issuable upon exercise of the Purchase

Options, (ii) Warrants issuable upon exercise of the Purchase Options and (iii) shares of Common Stock issuable upon exercise of the Warrants included in the Units issuable upon exercise of the Purchase Option to be listed (subject to official notice of issuance) on all securities exchanges (or, if applicable on the OTC Bulletin Board or any successor trading market) on which the Common Stock or the Warrants may then be listed and/or quoted.

8. Certain Notice Requirements.

8.1 Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holders the right to vote or consent as a shareholder for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company.

8.2 [Reserved].

8.3 Notice of Change in Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 6 hereof, send notice to the Holders of such event and change (a “Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s Chief Executive Officer and Chief Financial Officer.

8.4 Transmittal of Notices. All notices, requests, consents and other communications under this Purchase Option shall be in writing and shall be deemed to have been duly made when hand delivered, mailed by express mail or private courier service, or sent by facsimile transmission, with confirmation of receipt: (i) If to the registered Holders of the Purchase Option, to the address and/or fax number of such Holders as shown on the books of the Company, or (ii) if to the Company, to the following address or fax number or to such other address or and fax number as the Company may designate by notice to the Holders:

ContraFect Corporation

28 Wells Avenue, Third Floor

Yonkers, New York 10701

Fax: 914-207-2399

Attn: Chief Executive Officer

9. Miscellaneous.

9.1 Amendments. The Company and the Representative may from time to time supplement or amend this Purchase Option without the approval of any of the Holders in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and the Representative may deem necessary or desirable and that the Company and the Representative deem shall not adversely affect the interest of the Holders. All other modifications or amendments to this Purchase Option shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

9.2 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Purchase Option.

9.3 Entire Agreement. This Purchase Option (together with the other agreements and documents being delivered pursuant to or in connection with this Purchase Option) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

9.4 Binding Effect. This Purchase Option shall inure solely to the benefit of and shall be binding upon, the Holders and the Company and their permitted assignees, respective successors, legal representative and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Purchase Option or any provisions herein contained.

9.5 Governing Law; Submission to Jurisdiction. This Purchase Option shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws. Each of the Company and the Holder agree that any action, proceeding or claim against it arising out of, or relating in any way to this Purchase Option shall be brought and enforced in the courts of the State of New York located in New York County or of the United States of America for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the Company and the Holder hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company and the Holders agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

9.6 Waiver, Etc. The failure of the Company or the Holders to at any time enforce any of the provisions of this Purchase Option shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Purchase Option or any provision hereof or the right of the Company or any Holders to thereafter enforce each and every provision of this Purchase Option. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Purchase Option shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

9.7 Execution. It is agreed that deliver of the Company’s signature hereon by facsimile or other electronic method of delivery shall constitute a valid signature and delivery.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Purchase Option to be signed by its duly authorized officer as of the      day of                     , 2014.

CONTRAFECT CORPORATION

By:
	Name:	Julia P. Gregory
	Title:	Chief Executive Officer

Annex I

Form to be used to exercise Purchase Option

ContraFect Corporation

28 Wells Avenue, Third Floor

Yonkers, New York 10701

Date:                     , 201

The undersigned hereby elects irrevocably to exercise all or a portion of the within Purchase Option and to purchase              Units of ContraFect Corporation and hereby makes payment of $             (at the rate of $             per Unit) in payment of the Exercise Price pursuant thereto. Please issue the Common Stock and Warrants as to which this Purchase Option is exercised in accordance with the instructions given below.

or

The undersigned hereby elects irrevocably to convert its right to purchase              Units purchasable under the within Purchase Option by surrender of the unexercised portion of the attached Purchase Option (based on a “Value” of $             and based on a “Market Price” of $            ). Please issue the securities comprising the Units as to which this Purchase Option is exercised in accordance with the instructions given below.

Signature

Signature Guaranteed

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name
(Print in Block Letters)

Address

NOTICE: THE SIGNATURE TO THIS FORM MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN PURCHASE OPTION IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A BANK, OTHER THAN A SAVINGS BANK, OR BY A TRUST COMPANY OR BY A FIRM HAVING MEMBERSHIP ON A REGISTERED NATIONAL SECURITIES EXCHANGE.

Annex II

Form to be used to assign Purchase Option

ASSIGNMENT

(To be executed by the registered Holders to effect a transfer of the within Purchase Option):

FOR VALUE RECEIVED,                                         does hereby sell, assign and transfer unto                                         the right to purchase              Units of ContraFect Corporation (the “Company”) evidenced by the within Purchase Option and does hereby authorize the Company to transfer such right on the books of the Company.

Dated:                    , 201

Signature

Signature Guaranteed

NOTICE: THE SIGNATURE TO THIS FORM MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN PURCHASE OPTION IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A BANK, OTHER THAN A SAVINGS BANK, OR BY A TRUST COMPANY OR BY A FIRM HAVING MEMBERSHIP ON A REGISTERED NATIONAL SECURITIES EXCHANGE.